Exhibit 4.1.7x

Execution Version

SUPPLEMENTAL INDENTURE NO. 7

Supplemental Indenture No. 7 (this “Supplemental Indenture”), dated as of May 6, 2025, among Lions Gate Television Inc., a Delaware corporation (the “Successor Issuer”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of Starz Capital Holdings 1, Inc (f/k/a Lions Gate Capital Holdings 1, Inc.) (the “Initial Issuer”) and the Guarantors (as named in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture, dated as of May 8, 2024 (the “Initial Indenture” and together with this Supplemental Indenture and as further amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), providing for the issuance of 5.500% Exchange Notes due 2029 (the “Notes”), initially in the aggregate principal amount of $389,861,000;

WHEREAS, the Indenture provides that upon consummation of the Separation Transaction, the Successor Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Issuer shall unconditionally assume all of the Initial Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.03 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Assumption of Obligations. The Successor Issuer hereby agrees, as of the date hereof, to assume, to be bound by, to perform and to be jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and the Notes and all other obligations and agreements of the Initial Issuer under the Indenture and the Notes and to become the “Issuer” under and as defined in the Indenture and the Notes.

3. Release of Obligations. The Initial Issuer is hereby automatically and unconditionally released and discharged from all obligations under the Indenture and the Notes without any further action by any Holder or any other person. The Trustee is hereby authorized to, and upon request of the Successor Issuer shall, execute and deliver an appropriate instrument evidencing the release of the Initial Issuer.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. Benefits Acknowledged. The Successor Issuer’s assumption of all of the payment obligations under the Notes and the Indenture is subject to the terms and conditions set forth in the Indenture. The Successor Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its assumption of all of the payment obligations under the Notes and the Indenture are knowingly made in contemplation of such benefits.

8. Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Guarantors, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the each Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

9. Notice Provisions. Section 12.02(a) of the Initial Indenture is hereby amended to provide for the following notice information for the Successor Issuer:

c/o Lions Gate Television Inc.

2700 Colorado Avenue

Santa Monica, California 90404

Fax No.: (310) 255-3801

Attention: James W. Barge, Chief Financial Officer & Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

LIONS GATE TELEVISION INC.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer & Treasurer

[Signature Page – Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Vice President

[Signature Page – Supplemental Indenture]